Exhibit 10.4

SEPARATION AGREEMENT AND RELEASE (CHINA)

This Separation Agreement and Release (this “China Release”) is made by and between Ying Wu (“Employee”) and UTStarcom (China) Co., Ltd. (the “Company”) (collectively, referred to as the “Parties” or individually, referred to as a “Party”).

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

WHEREAS, concurrently with this Agreement, Employee and UTStarcom, Inc. are entering into the Separation Agreement and Release (California) dated even date herewith and to which this China Release is attached as Exhibit B (the “Agreement”);

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.               Consideration.  The Company agrees to provide Employee the consideration set forth in Section 1 of the Agreement, which is a lump sum payment of twelve (12) months of Employee’s base salary as in effect as of the date of such termination plus an additional one hundred thousand USD ($100,000) dollars, (subject to and reduced by the individual income tax), payable within ten (10) days after the Effective Date of the Agreement.

2.               Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation, any and all claims:  for violation of any applicable laws, except as prohibited by law; relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship; arising out of any other laws and regulations relating to employment or employment discrimination; for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; for wrongful discharge of employment or any theory based on contract, common law, or any statute; and for fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, and slander.

3.               Employment Relationship.  The Parties acknowledge and agree that the employment relationship between the Parties terminated on June 1, 2007.

4.               Non-Disparagement.  Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

5.               Company Property.  Employee acknowledges that he has returned to the Company all company property, including but not limited to his computer laptop, and any documents that were in his possession, custody, or control prior to the Effective Date.

6.               Choice of Law.  The China Release is governed and construed by the laws of the People’s Republic of China.

7.               Dispute Process.  Any dispute arising from or relating to this China Release shall be submitted to the labor dispute arbitration tribunal in the place where the Company is located for arbitration.

8.               Integration.  The Agreement, including Exhibits A and B, together with any fully executed stock option agreements between the Parties, represent the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral.

9.               Effective Date.  Each Party has seven (7) days after that Party signs the Agreement and this Exhibit B to revoke it.  The Agreement will become effective on the eighth (8th) day after Employee signed the Agreement and this Exhibit B, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

10.         Voluntary Execution of Agreement.  Employee understands and agrees that he executed the Agreement, including this Exhibit B, voluntarily, without any duress or undue influence on the part of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees.  Employee acknowledges that:  he has read the Agreement; he has been represented in the preparation, negotiation, and execution of the Agreement by legal counsel of his own choice or has elected not to retain legal counsel; he understands the terms and consequences of the Agreement and of the releases it contains; and he is fully aware of the legal and binding effect of the Agreement and its Exhibits.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

YING WU, an individual

Dated: July 25, 2008	/s/ Ying Wu

Ying Wu

UTSTARCOM (China) Co., Ltd.

Dated: July 25, 2008	By	/s/ Hong Liang Lu
Hong Liang Lu, legal representative